              EXHIBIT 11.1-COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)


                                                                Three Months Ended June 30,       Six Months Ended June 30,
                                                                 2000                1999          2000              1999
                                                                -------             -------       -------           -------
Income (loss) applicable to common shares:

Net income (loss)                                               $  (699)            $   471       $(1,474)          $   926

                                                                -------             -------       -------           -------
              Income (loss) applicable to common shares         $  (699)            $   471       $(1,474)          $   926
                                                                =======             =======       =======           =======



     Weighted average number of common shares outstanding         7,441               7,350         7,420             7,344


              Weighted average common shares                      7,441               7,350         7,420             7,344
                                                                =======             =======       =======           =======


     Income (loss) per common share                             $ (0.09)            $  0.06       $ (0.20)          $  0.13
                                                                =======             =======       =======           =======